Exhibit 99.1

NEXT Renewable Fuels Adds Internationally-Renown Clean Fuels
Innovator Dr. Birgitte Ahring to Board of Directors

Entrepreneur and Inventor of Advanced Cellulosic Processing to Help Guide NEXT Ahead of
SPAC Merger and Through Market Adoption of Low-Carbon Fuels

HOUSTON, October 17, 2023 – NEXT Renewable Fuels (“NEXT”) announced Birgitte Ahring, Ph.D has been appointed to its Board of Directors ahead of the company’s anticipated listing on the Nasdaq Capital Market through its planned merger with Industrial Tech Acquisitions II, Inc. NEXT is a next generation fuels company dedicated to the goal of sustainably producing clean, low-carbon transportation fuels.

“My entire career has revolved around converting waste products into clean fuels, so this opportunity speaks to a very personal and professional mission of mine,” said Dr. Ahring. “I want to see rapid deployment of clean fuels into the market, and I believe NEXT is positioned to do that at scale to accelerate the pursuit of a cleaner, healthier future.”

Dr. Ahring is a professor of chemical engineering and biological systems engineering at Washington State University. Her research focuses on clean technologies for biofuels, decarbonizing energy systems, producing biochemicals and renewable natural gas from waste, converting carbon dioxide into fuel sources, and advancing hydrogen technologies. She was the first Director of the Bioproducts, Science and Engineering Laboratory, a joint Laboratory between Washington State University and Pacific Northwest National Laboratory, and in this role, she was instrumental in establishing this facility as a major player within the biofuels and bio-products area.

Dr. Ahring has produced more than 550 research papers, 420 of which have been published in academic journals, written two books and holds 11 patents. Her awards include the Washington State Star Researcher Award, Chancellors Distinguished Research Excellence Award, and the Anjan Bose Outstanding Research Award. In 2022, Washington Governor Jay Inslee named Dr. Ahring Washingtonian for the Day for her groundbreaking research.

“Dr. Ahring is a globally-recognized expert in clean fuel technologies and an invaluable asset for NEXT as we continue our work bringing clean fuels to market,” said Christopher Efird, CEO and Chairperson of NEXT. “She is a brilliant scientist with a complementary background in entrepreneurship and running successful biofuel-related companies. It’s a perfect fit for NEXT’s Board of Directors.”

Dr. Ahring’s expertise is broad and expands from full biorefinery set-ups for biomass conversion involving pretreatment, biological production and molecular tailoring of new biocatalysts to separation and catalysis of platform molecules into fuels and chemicals. Currently she is involved in the production of jet fuels using a new bio-based concept and her research group works from proofs-of-concept activities in the laboratory to pilot scale testing of new technologies. She previously founded and served as CEO of BioGasol Aps and served as head of the Maxifuel Pilot Plant for Cellulosic Ethanol in Denmark. In the US, she is the founder of Clean-Vantage LLC, focusing on production of renewable natural gas.

MEDIA CONTACT

Michael Hinrichs

805-453-1346

michael@nxtclean.com

About NEXT

NEXT is a next generation fuels company dedicated to sustainably producing clean, low-carbon fuels. The company’s initial project is a 50,000 barrel-per-day / 750 million gallon-per-year Renewable Diesel (“RD”) / Sustainable Aviation Fuel (“SAF”) refinery in Oregon with easy multi-modal access to the West Coast demand markets. The project is advancing through permitting and expects to begin construction upon completion of an Environmental Impact Statement currently underway with the US Army Corp of Engineers. RD and SAF are high-margin liquid transportation fuels worldwide and there is a global demand for increased supply. To learn more about NEXT, please visit www.nxtclean.com.

About Industrial Tech Acquisitions II, Inc.

ITAQ is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. ITAQ is sponsored by Texas Ventures, a leading technology and venture capital firm with expertise in capital markets and structured finance. The firm provides guidance, insight and capital to assist entrepreneurial teams and managers who have the desire and talent to build exceptional companies. The Texas Ventures’ approach is to identify emerging trends and opportunities prior to recognition by the broader marketplace, and to take a proactive approach in working with entrepreneurs and managers who they believe have the ability to build world-class companies.

NEXT Cautionary Statement Regarding Forward-Looking Statements

All statements other than statements of historical facts contained in press release are forward-looking statements. Forward-looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics, projections of market opportunity and market share. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of NEXT’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of NEXT. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions, including the risk that any required regulatory approvals are not obtained, are delayed, or are subject to unanticipated conditions that could adversely affect the actual results; risks related to the rollout of NEXT’s business and the timing of expected business milestones; the effects of competition on NEXT’s business. If any of these risks materialize or NEXT’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that NEXT presently does not know or that NEXT currently does not believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect NEXT’s expectations, plans or forecasts of future events and views as of the date of this press release. NEXT anticipates that subsequent events and developments will cause NEXT’s assessments to change. However, while NEXT may elect to update these forward-looking statements at some point in the future, NEXT specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing NEXT’s assessments as of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements. Neither NEXT nor any of its affiliates have any obligation to update this press release.

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